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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-18507
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                              Citi-Bancshares, Inc.
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             (Exact name of registrant as specified in its charter)

               1211 North Boulevard West, Leesburg, Florida 34749
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                                 (352) 787-5111
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          Common Stock, $0.01 Par Value
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           (Title of each class of securities covered by this Form)

                                      None
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           (title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]           Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)          [ ]           Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)           [ ]           Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)          [ ]           Rule 12h-3(b)(2)(ii)   [ ]
                                            Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:  0
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Pursuant to the requirements of the Securities Exchange Act of 1934, Huntington
Bancshares Florida, Inc., as the successor to Citi-Bancshares, Inc., by merger, has caused this Certification and Notice of Termination relating to Citi-Bancshares, Inc. to be signed on its behalf by the undersigned duly authorized person.

DATE:    March 14, 1997                   By: /s/ John W. Liebersbach
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                                             John W. Liebersbach, Secretary of
                                             Huntington Bancshares Florida, Inc.